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                                                                    Exhibit 23.5

October 15, 2001

Members of the Board of Directors
MCSi, Inc.
4750 HEMPSTEAD STATION DRIVE
Dayton, OH  45429

Re       MCSi, Inc. Form S-4, Registration Statement Under the Securities
         Act of 1933.

Gentlemen:

You are in receipt of our opinion letter dated October 4, 2001, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of MCSi, Inc., of the exchange ratio of 0.2259 shares of MCSi, Inc. to be received for each share of Zengine, Inc. common stock pursuant to the Agreement and Plan of Merger among MCSi, and Zengine, Inc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of MCSi, Inc. in connection with its consideration of the transaction contemplated and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that MCSi, Inc. and Zengine, Inc. have determined to include our opinion letter in the above-referenced Schedule S-4.

In that regard, we hereby consent to the reference to the opinion of Houlihan Smith & Co. Inc. and to the inclusion of the foregoing opinion in both the MCSi, Inc. Form S-4, and to the summary of the factors we considered and the analyses we conducted in the preparation thereof contained in such documents. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Houlihan Smith & Company

HOULIHAN SMITH & COMPANY, INC.